ePlus inc.	EXHIBIT 99.3

ITEM 2.	PROPERTIES

As of March 31, 2023, we leased a total of 326 thousand square feet of office and warehouse space across 20 properties, primarily in the US, that are used in common by our technology business segments- product, professional services, and managed services- and our financing business segment. Our leases expire at varying dates over the next 10 years. We have certain employees that work at customer sites or from their homes. Additionally, we utilize coworking spaces in certain cities. Our largest office space is our headquarters in Herndon, Virginia. Our lease on this space terminates on December 31, 2024.

We anticipate no difficulty in retaining occupancy through lease renewals, month-to-month occupancy, or replacing leased properties with equivalent properties. We believe that suitable additional or substitute leased properties will be available as required.

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